EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Fourth Quarter and Full Year 2020 Results and Raises Full Year 2021 Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) today announced its financial results for fourth quarter and full year 2020.
HIGHLIGHTS
•Consolidated Adjusted EBITDA1 of $1.05 billion for fourth quarter 2020 and $3.96 billion for full year 2020, an increase of 35% compared to full year 2019 and within the full year 2020 guidance range. Distributable Cash Flow1 of approximately $330 million for fourth quarter 2020 and $1.35 billion for full year 2020, an increase of approximately 75% compared to full year 2019 and above the full year 2020 guidance range. Net loss2 of $194 million, or $0.77 per share, for fourth quarter 2020 and net loss of $85 million, or $0.34 per share, for full year 2020. Fourth quarter net loss was negatively impacted by non-cash changes in fair value of commodity derivatives. Full year net loss was also negatively impacted by non-cash changes in fair value of commodity derivatives, as well as certain other non-operating losses.
•Increasing full year 2021 Consolidated Adjusted EBITDA guidance to $4.1 - $4.4 billion and full year 2021 Distributable Cash Flow guidance to $1.4 - $1.7 billion based on strong execution and improved market conditions.
•Prepaid $100 million of outstanding borrowings under the Cheniere Term Loan Facility with available cash in fourth quarter 2020, in line with previously announced capital allocation priorities. During full year 2020, allocated over $650 million to debt reduction and capital returns, including redemption of $300 million principal amount of the CCH Holdco convertible notes in cash in March, prepayments totaling $200 million of borrowings under the Cheniere Term Loan Facility, and repurchases of 2.9 million shares of common stock for $155 million.
•Entered into mid-term LNG sales agreements during fourth quarter 2020 for portfolio volumes aggregating over four million tonnes of LNG with multiple counterparties and with contract tenors ranging from five to approximately 11 years, on both free on board (“FOB”) and delivered ex-ship (“DES”) terms.
•Commenced shipment of LNG commissioning cargoes from Train 3 of the CCL Project (defined below) in December as part of the commissioning process. A total of 22 TBtu of commissioning LNG has been exported from Train 3 as of February 19, 2021, and the project remains on track to achieve substantial completion in first quarter 2021.
•Loaded and shipped the first two LNG cargoes under the 25-year LNG Sale and Purchase Agreement (“SPA”) with CPC Corporation, Taiwan in December. The cargoes were delivered in first quarter 2021.
CEO COMMENT
“After a year in which the unprecedented became ordinary course, I am extremely proud to report fourth quarter and full year 2020 financial results that place us solidly within our original, unchanged Consolidated Adjusted EBITDA guidance range and above our Distributable Cash Flow guidance range for the year,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “We accomplished this while successfully managing a full spectrum of challenges last year, from a global health crisis and its wide-ranging effects, to record low LNG market pricing, and two major hurricanes making landfall near our infrastructure. The results we reported today once again prove the resilience, stability, and reliability of our business through commodity cycles.”
“I am pleased to report the recent winter storm and the resulting effect on electricity and other utilities in the Gulf Coast had no material impact on our assets or operations. We worked closely with state and local officials,
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Net income (loss) as used herein refers to Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
3 Total margins as used herein refers to total revenues less cost of sales.

suppliers, customers, and other stakeholders to mitigate the impact on our operations through the event while providing critically needed natural gas back into the system to help restore services for human needs.”
“I want to thank the entire Cheniere team for its tireless efforts to adapt to new circumstances and to rise to new challenges, excelling within them and helping us reinforce our reputation within the LNG industry for operational excellence and within the financial community for reliable execution and delivering on our promises.”
“I am confident we can continue to execute in 2021, and many tailwinds are present today. We are in the final stages of commissioning Train 3 at Corpus Christi and look forward to placing that project into service in the coming weeks. Additionally, the global LNG market has strengthened significantly since our last quarterly update, improving our outlook for the remainder of the year. Today we are raising our 2021 financial guidance and are confident in our ability to once again deliver reliable financial results this year and to progress on commercializing additional portfolio volumes as well as Corpus Christi Stage 3.”
2021 REVISED FULL YEAR FINANCIAL GUIDANCE

	Previous			Revised
Consolidated Adjusted EBITDA[1]	$3.9	-	$4.2	$4.1	-	$4.4
Distributable Cash Flow[1]	$1.2	-	$1.5	$1.4	-	$1.7
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Fourth Quarter			Full Year
	2020	2019	% Change	2020	2019	% Change
Revenues	$2,787	$3,007	(7)%	$9,358	$9,730	(4)%
Net income (loss)[2]	$(194)	$939	nm	$(85)	$648	nm
Consolidated Adjusted EBITDA[1]	$1,052	$987	7%	$3,961	$2,946	34%
LNG exported:
Number of cargoes	130	130	—%	391	429	(9)%
Volumes (TBtu)	461	462	—%	1,381	1,516	(9)%
LNG volumes loaded (TBtu)	464	457	2%	1,384	1,514	(9)%
Net loss increased during fourth quarter 2020 as compared to fourth quarter 2019 primarily due to decreased operating income and decreased income tax benefit. Operating income decreased primarily due to a decrease in total margins3, primarily attributable to increased non-cash losses from changes in fair value of commodity and foreign exchange (“FX”) derivatives, principally related to the impact of commodity curve shifts on our long-term Integrated Production Marketing (“IPM”) agreements for the purchase of natural gas and on our forward sales of LNG. LNG volumes recognized in income and margins per MMBtu of LNG delivered to customers were comparable for fourth quarter 2020 and fourth quarter 2019. Tax benefit decreased during fourth quarter 2020 due to a nonrecurrence of the release of a significant portion of the valuation allowance previously recorded against our deferred tax assets in 2019.
During fourth quarter 2020, net loss was negatively impacted by approximately $515 million related to non-cash changes in fair value of commodity and FX derivatives, primarily related to the impact of commodity curve shifts on our IPM agreements for the purchase of natural gas and on our forward sales of LNG.
Our IPM agreements and certain gas supply agreements qualify as derivatives, requiring mark-to-market (“MTM”) accounting. From period to period, we will experience non-cash gains and losses as price movements occur in the underlying commodity curves related to these forward purchases of natural gas. The long-term duration and international price basis of our IPM agreements make them particularly susceptible to fluctuations in fair market value from period to period. While operationally we seek to eliminate commodity risk by matching our natural gas purchases and LNG sales on the same pricing index, our long-term LNG SPAs do not currently qualify for MTM accounting, meaning that the fair market value impact of only one side of the transaction is recognized on our financial statements until the delivery of natural gas and sale of LNG occurs. Our IPM agreements are designed to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and have a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs.

Net loss increased during full year 2020 as compared to full year 2019 primarily due to increased tax expense, increased interest expense and interest rate derivative loss, increased loss on modification or extinguishment of debt, and increased loss on our equity method investments, partially offset by an increase in operating income. Operating income increased due to an increase in total margins, partially offset by increased operating costs and expenses primarily due to additional Trains in operation and costs incurred in response to the COVID-19 pandemic. Total margins increased primarily due to increased LNG sold including both physical and cancelled cargoes, primarily as a result of additional Trains in operation, partially offset by increased non-cash losses from changes in fair value of commodity and FX derivatives. Margins per MMBtu of LNG delivered to customers increased slightly during full year 2020 as compared to full year 2019, primarily due to an increase in the proportion of volumes sold under higher-margin long-term contracts, partially offset by a decrease in market margins for short-term cargoes sold.
Consolidated Adjusted EBITDA increased $65 million, or 7%, during fourth quarter 2020 as compared to fourth quarter 2019, primarily due to accelerated recognition of revenues for cargoes cancelled during fourth quarter 2020 that would have been delivered during first quarter 2021 and a slight decrease in selling, general and administrative expense.
Consolidated Adjusted EBITDA increased $1.02 billion, or 34%, during full year 2020 as compared to full year 2019, primarily due to increased LNG sold including both physical and cancelled cargoes, primarily as a result of additional Trains in operation, as well as slightly increased margins per MMBtu of LNG delivered to customers as detailed above, partially offset by increased operating costs and expenses primarily due to additional Trains in operation.
During fourth quarter and full year 2020, we recognized $38 and $969 million, respectively, in revenues associated with LNG cargoes cancelled by customers, of which $38 million would have been recognized subsequent to December 31, 2020, if the cargoes were lifted pursuant to the customers’ delivery schedules. LNG revenues during fourth quarter 2020 excluded $47 million that would have been recognized during the quarter if the cargoes had been lifted, as these revenues were recognized during third quarter 2020 when cancellations were received. Excluding the impact of cargo cancellations related to periods subsequent to December 31, 2020 and those received in prior periods for the current periods, our total revenues would have been $2.80 and $9.32 billion for fourth quarter and full year 2020, respectively.
Share-based compensation expenses included in income totaled $26 and $110 million for fourth quarter and full year 2020, respectively, compared to $37 and $131 million for the comparable 2019 periods.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of December 31, 2020 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.
BALANCE SHEET MANAGEMENT
Capital Resources
As of December 31, 2020, we had cash and cash equivalents of $1.6 billion on a consolidated basis, of which $1.2 billion was held by Cheniere Partners. In addition, we had current restricted cash of $449 million, $1.13 billion of available commitments under our Revolving Credit Facility, $767 million of available commitments under the Cheniere Corpus Christi Holdings, LLC Working Capital Facility, $750 million of available commitments under Cheniere Partners’ credit facilities, and $787 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Working Capital Facility.
Key Financial Transactions and Updates
In February 2021, SPL entered into a note purchase agreement with Allianz Global Investors GmbH to issue an aggregate principal amount of $147 million of 2.95% Senior Secured Notes due 2037. The notes are expected to be issued in December 2021, and net proceeds are expected to be used to refinance a portion of SPL’s outstanding Senior Secured Notes due 2022. The Senior Secured Notes due 2037 will be fully amortizing, with a weighted average life of over 10 years.

LIQUEFACTION PROJECTS UPDATE
As of February 19, 2021, approximately 1,425 cumulative LNG cargoes totaling over 95 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Construction Progress as of December 31, 2020

	CCL Project	SPL Project
	Train 3	Train 6
Project Status	Commissioning	Under Construction
Project Completion Percentage	99.6% (1)	77.6% (2)
Expected Substantial Completion	1Q 2021	2H 2022

(1) Engineering 100.0% complete, procurement 100.0% complete, and construction 99.0% complete
(2) Engineering 99.0% complete, procurement 99.9% complete, and construction 49.2% complete
Liquefaction Projects Overview
SPL Project
Through Cheniere Partners, we operate five natural gas liquefaction Trains and are constructing one additional Train for a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
CCL Project
We operate two Trains and are commissioning one additional Train for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon, among other things, entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2020 on Wednesday, February 24, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected total production capacity of approximately 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to the amount and timing of share repurchases, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
During fourth quarter and full year 2020, 130 and 391 LNG cargoes, respectively, were exported from our liquefaction projects, two of which were commissioning cargoes. Eight cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of December 31, 2020.
The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during fourth quarter and full year 2020:

	Fourth Quarter 2020		Full Year 2020
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	458	6	1,378	6
Volumes loaded during the prior period but recognized during the current period	21	—	33	—
Less: volumes loaded during the current period and in transit at the end of the period	(26)	(3)	(26)	(3)
Total volumes recognized in the current period	453	3	1,385	3
In addition, during fourth quarter and full year 2020, we recognized the financial impact of 24 TBtu and 103 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
CARGO CANCELLATION REVENUE SUMMARY
The following table summarizes the timing impacts of revenue recognition related to cancelled cargoes on our revenues for fourth quarter and full year 2020 (in millions):

	Fourth Quarter 2020	Full Year 2020
Total revenues	$2,787	$9,358
Impact of cargo cancellations recognized in the prior period for deliveries scheduled in the current period	47	—
Impact of cargo cancellations recognized in the current period for deliveries scheduled in subsequent periods	(38)	(38)
Total revenues excluding the timing impact of cargo cancellations	$2,796	$9,320

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues
LNG revenues	$2,688	$2,871	$8,924	$9,246
Regasification revenues	67	67	269	266
Other revenues	32	69	165	218
Total revenues	2,787	3,007	9,358	9,730

Operating costs and expenses
Cost of sales (excluding items shown separately below)	1,866	1,321	4,161	5,079
Operating and maintenance expense	332	330	1,320	1,154
Development expense	1	3	6	9
Selling, general and administrative expense	78	88	302	310
Depreciation and amortization expense	233	233	932	794
Impairment expense and loss on disposal of assets	1	16	6	23
Total operating costs and expenses	2,511	1,991	6,727	7,369

Income from operations	276	1,016	2,631	2,361

Other income (expense)
Interest expense, net of capitalized interest	(351)	(418)	(1,525)	(1,432)
Loss on modification or extinguishment of debt	(2)	(28)	(217)	(55)
Interest rate derivative gain (loss), net	—	53	(233)	(134)
Other income (expense), net	3	13	(112)	(25)
Total other expense	(350)	(380)	(2,087)	(1,646)

Income (loss) before income taxes and non-controlling interest	(74)	636	544	715
Income tax benefit (provision)	76	517	(43)	517
Net income	2	1,153	501	1,232
Less: net income attributable to non-controlling interest	196	214	586	584
Net income (loss) attributable to common stockholders	$(194)	$939	$(85)	$648

Net income (loss) per share attributable to common stockholders—basic(2)	$(0.77)	$3.70	$(0.34)	$2.53
Net income (loss) per share attributable to common stockholders—diluted (2)	$(0.77)	$3.34	$(0.34)	$2.51

Weighted average number of common shares outstanding—basic	252.2	254.4	252.4	256.2
Weighted average number of common shares outstanding—diluted	252.2	299.8	252.4	258.1

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
(2)Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$1,628	$2,474
Restricted cash	449	520
Accounts and other receivables, net	647	491
Inventory	292	312
Derivative assets	32	323
Other current assets	121	92
Total current assets	3,169	4,212

Property, plant and equipment, net	30,421	29,673
Operating lease assets, net	759	439
Non-current derivative assets	376	174
Goodwill	77	77
Deferred tax assets	489	529
Other non-current assets, net	406	388
Total assets	$35,697	$35,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$35	$66
Accrued liabilities	1,175	1,281
Current debt	372	—
Deferred revenue	138	161
Current operating lease liabilities	161	236
Derivative liabilities	313	117
Other current liabilities	2	13
Total current liabilities	2,196	1,874

Long-term debt, net	30,471	30,774
Non-current operating lease liabilities	597	189
Non-current finance lease liabilities	57	58
Non-current derivative liabilities	151	151
Other non-current liabilities	7	11

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized
Issued: 273.1 million shares and 270.7 million shares at December 31, 2020 and 2019, respectively
Outstanding: 252.3 million shares and 253.6 million shares at December 31, 2020 and 2019, respectively	1	1
Treasury stock: 20.8 million shares and 17.1 million shares at December 31, 2020 and 2019, respectively, at cost	(872)	(674)
Additional paid-in-capital	4,273	4,167
Accumulated deficit	(3,593)	(3,508)
Total stockholders' deficit	(191)	(14)
Non-controlling interest	2,409	2,449
Total equity	2,218	2,435
Total liabilities and stockholders’ equity	$35,697	$35,492

(1)Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of December 31, 2020, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $18.8 billion and $18.5 billion, respectively, including $1.2 billion of cash and cash equivalents and $0.1 billion of restricted cash.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for fourth quarter and full year 2020 and 2019 (in millions):

	Fourth Quarter		Full Year
	2020	2019	2020	2019
Net income (loss) attributable to common stockholders	$(194)	$939	$(85)	$648
Net income attributable to non-controlling interest	196	214	586	584
Income tax provision (benefit)	(76)	(517)	43	(517)
Interest expense, net of capitalized interest	351	418	1,525	1,432
Loss on modification or extinguishment of debt	2	28	217	55
Interest rate derivative loss (gain), net	—	(53)	233	134
Other expense (income), net	(3)	(13)	112	25
Income from operations	$276	$1,016	$2,631	$2,361
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	233	233	932	794
Loss (gain) from changes in fair value of commodity and FX derivatives, net	515	(314)	215	(355)
Total non-cash compensation expense	26	36	108	123
Impairment expense and loss on disposal of assets	1	16	6	23
Incremental costs associated with COVID-19 response	1	—	69	—
Consolidated Adjusted EBITDA	$1,052	$987	$3,961	$2,946
Consolidated Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives, non-cash compensation expense, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.
Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to common stockholders for fourth quarter and full year 2020 and forecast amounts for full year 2021 (in billions):

	Fourth Quarter	Full Year	Full Year
	2020	2020	2021
Net income (loss) attributable to common stockholders	$(0.19)	$(0.09)	$0.8	-	$1.2
Net income (loss) attributable to non-controlling interest	0.20	0.59	0.6	-	0.7
Income tax provision (benefit)	(0.08)	0.04	0.1	-	0.3
Interest expense, net of capitalized interest	0.35	1.53			1.5
Depreciation and amortization expense	0.23	0.93			1.0
Other expense, financing costs, and certain non-cash operating expenses	0.54	0.96	0.1	-	(0.3)
Consolidated Adjusted EBITDA	$1.05	$3.96	$4.1	-	$4.4
Distributions to Cheniere Partners non-controlling interest	(0.16)	(0.63)	(0.6)	-	(0.7)
SPL and Cheniere Partners cash retained and interest expense	(0.41)	(1.41)	(1.4)	-	(1.3)
Cheniere interest expense, income tax and other	(0.15)	(0.58)			(0.7)
Cheniere Distributable Cash Flow (1)	$0.33	$1.35	$1.4	-	$1.7

(1) Totals may not sum due to rounding. For full year 2020, Distributable Cash Flow excludes cash payments of $103 million related to the settlement of forward starting interest rate derivatives.
Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Corpus Christi Holdings, LLC and Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.
We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
Cheniere Contacts

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491